FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207340-07

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated November 27, 2017, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated November 27, 2017)

$612,811,000 (Approximate)

UBS Commercial Mortgage Trust 2017-C6

(Central Index Key Number 0001721905)

as Issuing Entity

UBS Commercial Mortgage Securitization Corp.

(Central Index Key Number 0001532799)

as Depositor

UBS AG

(Central Index Key Number 0001685185)

Rialto Mortgage Finance, LLC

(Central Index Key Number 0001592182)

Ladder Capital Finance LLC

(Central Index Key Number 0001541468)

Cantor Commercial Real Estate Lending, L.P.

(Central Index Key Number 0001558761)

KeyBank National Association

(Central Index Key Number 0001089877)

Natixis Real Estate Capital LLC

(Central Index Key Number 0001542256)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C6

This is a supplement (“Supplement”) to the prospectus dated November 27, 2017 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

Bass Pro & Cabela’s Mortgage Loan

1.    The last bullet point on page 216 of the Preliminary Prospectus under the heading “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” is hereby replaced with the following:

One (1) of the Mortgage Loans, representing approximately 2.0% of the Initial Pool Balance, may be prepaid after a Lock-out Period, subject to either a Yield Maintenance Charge or defeasance. Alternatively, following the 24th regular monthly payment date, the borrowers may prepay the Mortgage Loan in whole or in part with an accompanying payment of a Yield Maintenance Charge, which will be no less than 1.0% of the principal balance being prepaid; provided that there will be no Lock-out Period and no yield maintenance will be payable with respect to the first $25,000,000 of principal repaid so long as no event of default under the Bass Pro & Cabela’s Portfolio Whole Loan has occurred and is continuing (except in the case where such prepayment is effected in order to cure or prevent a default or an event of default

UBS Securities LLC	Société Générale	Cantor Fitzgerald & Co.
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
NATIXIS Co-Manager and Joint Bookrunner	KeyBanc Capital Markets Co-Manager	Academy Securities Co-Manager

The date of this Supplement is November 28, 2017

or is the payment of a release price to cure an event of default, and such default or event of default is not the result of the willful misconduct or bad faith actions of any related borrower). See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Bass Pro & Cabela’s Portfolio Whole Loan—Application of Principal and Defeasance Among the A-3 Notes.”

2.    The chart on page 216 of the Preliminary Prospectus under the heading “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” is hereby replaced with the following:

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	5	10.2%
4	23	52.4
5	5	10.6
6	1	5.3
7	5(1)	21.6
Total	39	100.0%

(1)       The BP Freely Prepayable Notes are not subject to any Lock-out Period, Prepayment Premium or Yield Maintenance Charge.

3.    The second sentence of the paragraph related to Loan No. 24 on pages A-1-26 and A-1-27 of Annex A-1 to the Preliminary Prospectus is hereby replaced with the following:

Alternatively, following the twenty-fourth regular monthly payment date, the borrower may prepay the loan in whole or in part with an accompanying payment of a yield maintenance premium, which will be no less than 1.0% of the principal balance being prepaid; provided that no Lock-out Period will apply and no yield maintenance will be payable with respect to the first $25,000,000 (the “Permitted Free Prepayment Amount”) of principal repaid so long as no event of default under the Bass Pro & Cabela’s Portfolio Whole Loan has occurred and is continuing (except in the case where such prepayment is effected in order to cure or prevent a default or an event of default or is the payment of a release price to cure an event of default, and such default or event of default is not the result of the willful misconduct or bad faith actions of any Bass Pro & Cabela’s Portfolio borrower).

Meridian Sunrise Village Mortgage Loan

1.    The Administrative Fee Rate and Net Mortgage Rate shown on page A-1-3 of Annex A-1 to the Preliminary Prospectus are hereby replaced with 0.03413% and 4.58587%, respectively.

Stop N Stor Portfolio Mortgage Loan

1.    The Administrative Fee Rate and Net Mortgage Rate shown on page A-1-3 of Annex A-1 to the Preliminary Prospectus are hereby replaced with 0.06413% and 4.15677%, respectively.

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Structure Update

Decrement Tables

1.    The decrement table for Class A-BP on page 588 of the Preliminary Prospectus is hereby replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-BP Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2018	100%	75%	50%	25%	0%
December 2019	100%	56%	25%	6%	0%
December 2020	100%	42%	13%	2%	0%
December 2021	100%	32%	6%	0%	0%
December 2022	100%	24%	3%	0%	0%
December 2023	100%	18%	2%	0%	0%
December 2024	100%	13%	1%	0%	0%
December 2025	100%	10%	0%	0%	0%
December 2026	100%	8%	0%	0%	0%
December 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.84	3.32	1.49	0.77	0.09

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